SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No.) (1)

                              Cincinnati Bell Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Shares, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    171871106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 21, 2009
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a Reporting Person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 171871106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Peninsula Capital Advisors, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     11,000,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     11,000,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,000,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.12%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No. 171871106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Peninsula Investment Partners, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     11,000,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     11,000,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,000,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.12%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 171871106

Item 1(a).  Name of Issuer:

Cincinnati Bell Inc.
--------------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

221 East Fourth Street, Cincinnati, Ohio 45202, United States of America
--------------------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

Peninsula Capital Advisors, LLC
Peninsula Investment Partners, L.P.
--------------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

Peninsula Capital Advisors, LLC
404B East Main Street
Charlottesville, VA 22902
United States of America

Peninsula Investment Partners, L.P.
c/o Peninsula Capital Advisors, LLC
404B East Main Street
Charlottesville, VA 22902
United States of America
--------------------------------------------------------------------------------

Item 2(c).  Citizenship:

Peninsula Capital Advisors, LLC: Delaware
Peninsula Investment Partners, L.P.: Delaware
--------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

Common Shares, $0.01 par value
--------------------------------------------------------------------------------

Item 2(e).  CUSIP Number:

171871106
--------------------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Peninsula Capital Advisors, LLC: 11,000,000 shares
          Peninsula Investment Partners, L.P.: 11,000,000 shares
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Peninsula Capital Advisors, LLC: 5.12%
          Peninsula Investment Partners, L.P.: 5.12%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which Peninsula Capital Advisors, LLC has:

          (i)  Sole power to vote or to direct the vote                   0
                                                              -------------,

          (ii) Shared power to vote or to direct the vote        11,000,000
                                                              -------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                             0
                                                              -------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                    11,000,000
                                                              -------------.

          Number of shares as to which Peninsula Investment Partners, L.P. has:

          (i)  Sole power to vote or to direct the vote                   0
                                                              -------------,

          (ii) Shared power to vote or to direct the vote        11,000,000
                                                              -------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                             0
                                                              -------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                    11,000,000
                                                              -------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                                       N/A
--------------------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                                       N/A
--------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

                                       N/A
--------------------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                                       N/A
--------------------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                                       N/A
--------------------------------------------------------------------------------

Item 10.  Certification.

     By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                June 1, 2009
                                             -----------------------
                                                     (Date)

                                         Peninsula Capital Advisors, LLC

                                         By:   /s/ R. Ted Weschler
                                               -------------------------
                                               Name: R. Ted Weschler
                                               Title: Managing Member

                                         Peninsula Investment Partners, L.P.

                                         By: Peninsula Capital Appreciation, LLC
                                             General Partner

                                         By:   /s/ R. Ted Weschler
                                               -------------------------
                                               Name: R. Ted Weschler
                                               Title: Managing Member

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit A

                                    AGREEMENT

     The undersigned agree that this Schedule 13G dated June 1, 2009 relating to the Common Shares, $0.01 par value, of Cincinnati Bell Inc. shall be filed on behalf of the undersigned.

                                         Peninsula Capital Advisors, LLC

                                         By:   /s/ R. Ted Weschler
                                               -------------------------
                                               Name: R. Ted Weschler
                                               Title: Managing Member

                                         Peninsula Investment Partners, L.P.

                                         By: Peninsula Capital Appreciation, LLC
                                             General Partner

                                         By:   /s/ R. Ted Weschler
                                               -------------------------
                                               Name: R. Ted Weschler
                                               Title: Managing Member

SK 03038 0001 1000399